On April 25, 2017, the Funds by action of its Board of Trustees upon the recommendation of the Funds
Audit Committee engaged BBD, LLP (BBD) as the independent registered public accounting firm to audit the Funds financial statements for the fiscal year ending October 31, 2017. During the Funds fiscal year ended October 31, 2016 and through December 30, 2016, neither the Fund, nor anyone on their behalf has consulted with BBD on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events
(as described in paragraph (a)(1)(v) of said Item 304).

Prior to BBD, Tait, Weller & Baker LLP (Tait Weller) served as the Funds independent registered public accounting firm to the Predecessor Funds. The Funds
Audit Committee participated in, and approved, the decision to change auditors. Tait Wellers report on the Funds financial statements for the fiscal year ended October 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds fiscal year ended October 31, 2016 and through December 30, 2016, (i) there were no disagreements with Tait Weller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait Weller, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Funds financial statements for such year, and (ii) there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation SK under the Securities
Exchange Act of 1934, as amended.

The Registrant has requested Tait Weller to furnish it with a letter addressed to the Securities and Exchange
Commission stating whether Tait Weller agrees with the statements contained above. A copy of the letter from Tait Weller to the Securities and Exchange Commission is filed as an exhibit hereto.